Exhibit 10.3
BEST-NET CUT-BACK AGREEMENT
THIS BEST-NET CUT-BACK AGREEMENT (this “Agreement”) is made as of January 29, 2025 (the “Effective Date”), by and between NorthStar Healthcare Income, Inc., a Maryland corporation (together with its successors, including, without limitation, Merger Sub (as defined below) after the consummation of the Transactions (as defined below), the “Company” and together with its subsidiaries or affiliates, the “Company Group”), and Nicholas Balzo (“Executive”). Each party hereto is individually referred to as a “Party” and collectively referred to as the “Parties.”
WHEREAS, the Company has determined that Executive is or may be a “disqualified individual” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”));
WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Compound Holdco LLC, a Delaware limited liability company (“Parent”), Compound Merger Sub LLC, a Delaware limited liability and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the limited purposes set forth in Section 10.14 thereof, Welltower OP LLC, a Delaware limited liability company (the “Transactions”), the Parties believe it to be in their best interests to address their rights and responsibilities in the event Executive receives or may receive payments and benefits that could constitute “excess parachute payments” (as such term is defined under Section 280G of the Code) that could be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”).
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Best-Net Cut-Back.
(a)If, in connection with or contingent upon the consummation of the Transactions, any (i) payments or benefits paid or provided, or to be paid or provided, to Executive or for Executive’s benefit pursuant to any agreement, policy, plan, arrangement or otherwise, (ii) accelerated vesting of any incentive or bonus awards held by Executive, or (iii) lapse or termination of any restriction under any other agreement, policy, plan, program or arrangement or otherwise in connection with, or arising out of, Executive’s employment or service with the Company Group or the termination thereof (each, a “Payment” and, collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 1, be subject to the Excise Tax, then such Payments shall be either (A) provided in full, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (a “Cut Back”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If a Cut Back is made, the determination of which Payments will be reduced and in which order shall be determined by the Consultant (as defined below) in consultation with Executive, with the intent being to reduce Payments in the manner that has the least economic cost to Executive and, to the extent the economic cost is equivalent, to reduce in the inverse order of when payment would have been made to Executive.
(b)Subject to the provisions of this Section 1(b), all determinations required to be made under this Section 1, including without limitation determinations as to whether a Cut Back is required and the amount thereof, whether any item of compensation constitutes a “parachute payment,” the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B)), and the present value of any “parachute payment,” and the assumptions to be utilized in arriving at such determination, shall be made by either Pearl Meyer & Partners, LLC or a nationally recognized certified accounting firm designated jointly by the Company and Executive prior to consummation of the Transactions (in either case, the “Consultant”), which determination made by the Consultant (at the Company’s expense) shall be binding upon the Company Group, their respective successors and assigns, and Executive and Executive’s heirs.
(c)Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Executive of additional Excise Tax that was not contemplated by the Consultant pursuant to this Agreement. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). The Company shall use commercially reasonable efforts to contest any such claim that, if successful, would result in the imposition of any Excise Tax not contemplated by the Consultant pursuant to this Agreement, and to mitigate the impact thereof on Executive. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim Executive shall:
(i)give the Company any information reasonably requested by the Company relating to such claim,
(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by any attorney reasonably selected by the Company,
(iii)cooperate with the Company in good faith in order effectively to contest such claim, and
(iv)permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest; provided further, however, that Executive shall be solely responsible for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed.
(d)Without limitation on the foregoing provisions of this Section 1(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim.

2.Taxes. Executive acknowledges and represents that no member of the Company Group has provided any tax advice to Executive in connection with this Agreement and Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to Executive pursuant to this Agreement.
3.Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
To the most recent address set forth in the personnel records of the Company;
If to the Company (prior to the consummation of the Transactions):
Northstar Healthcare Income , Inc
575 Lexington Avenue, 14th Floor
New York, NY
Attention: General Counsel

If to the Company (prior to the consummation of the Transactions):
c/o Welltower OP LLC
4500 Dorr Street
Toledo, Ohio 43615
Attention: General Counsel
Email: MMcqueen@Welltower.com; legalnotice@welltower.com;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
4.No Obligation to Proceed with Transaction. Executive acknowledges and understands that the Company retains sole discretion to determine if and when to proceed with the Transactions and the terms and conditions upon which the Transactions will be affected.
5.No Right to Employment or Other Status; Non-Alienation. Nothing in this Agreement shall be construed as giving Executive the right to continued employment or any other relationship with the Company Group.
6.Survival. Notwithstanding anything to the contrary herein, Executive’s rights under this Agreement shall survive the termination of Executive’s employment for any reason; provided, that this Agreement shall only apply in respect of the Transactions and Executive shall have no rights hereunder in the event of a “change in control ownership or effective control” within the meaning of Code Section 280G other than the Transactions.
7.Remedies. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the non-breaching Party shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise, in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives (a) any defense in an action for specific performance that a remedy at law would be adequate to prevent or restrain breaches or threatened breaches and (b) any requirement under any law to post a security as a prerequisite to obtaining equitable relief. The Parties agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right no Party would have entered into this Agreement.
8.Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others and shall be in full settlement of any liabilities and/or responsibilities with respect to Section 4999 of the Code.
9.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the Company’s or a related entity’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up, name change or otherwise with respect to all or substantially all of the business or assets of the Company, including, without limitation, Parent or Merger Sub after the consummation of the Transactions, Executive’s spouse, heirs, and personal and legal representatives. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
10.Governing Law; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to its choice of law rules. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
12.Entire Agreement. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions by and between Executive and the Company with respect to the subject matter hereof, including any provision in any other written agreement between Executive and any member of the Company Group that provides for a reduction in Payments in order to avoid the imposition of the Excise Tax. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed in this Agreement.
13.No Amendment. This Agreement may not be amended, terminated or discontinued in whole or in part without the written consent of Executive and the Company.

14.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
15.Section 409A. The intent of the Parties is that payments and benefits contemplated by this Agreement be exempt from or otherwise comply with Section 409A the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
16.Termination. This Agreement and all obligations of the Company Group hereunder will terminate automatically upon the earliest of (i) the date on which the Merger Agreement is terminated, in accordance with its terms, prior to the occurrence of the Effective Time (as defined in the Merger Agreement), (ii) the date on which all obligations under this Agreement have been satisfied in full and (iii) March 31, 2027.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated above:
NORTHSTAR HEALTHCARE INCOME, INC.
By: /s/ Kendall Young
Name: Kendall Young
Title: Chief Executive Officer

EXECUTIVE

/s/ Nicholas Balzo
Name: Nicholas Balzo

[Signature Page to Best-Net Cut-Back Agreement]